Filed Pursuant to Rule 424(b)(7)

Registration No. 333-139645

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated December 29, 2006)

30,879,999 Shares

JAMBA, INC.

Common Stock, $0.001 Par Value

This prospectus supplement updates information contained in the prospectus dated December 29, 2006 of Jamba, Inc. covering the resale by selling stockholders of up to 30,879,999 shares of our common stock. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Investing in our securities involves risk. You should carefully consider the risks described under “Risk Factors” on page 5 to the December 29, 2006 prospectus as well as the other information contained or incorporated by reference in the prospectus before making a decision to invest in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 2, 2007.

SELLING STOCKHOLDERS

The table below supplements or amends the table of selling stockholders contained on pages 15 through 17 of the prospectus dated December 29, 2006. Where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus. This information was furnished to us by the selling stockholder listed below on or before March 2, 2007.

The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. All information contained in the table below is based upon information provided to us by the selling stockholder and we have not independently verified this information. The selling stockholder is not making any representation that any shares covered by the prospectus will be offered for sale.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. To the extent the selling stockholder identified below is a broker-dealer, they may be deemed to be, under interpretations of the staff of the SEC, an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The “Number of Shares Beneficially Owned After Offering” column assumes the sale of all shares offered. In addition, the selling stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their ownership of common stock in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
Soros Strategic Partners LP (1)	2,666,667	2,666,667	-0-	-0-

(1)

Soros Strategic Partners LP (“SSP”) is a Delaware limited partnership. SFM Participation II, L.P. (“SFM Participation”) is the general partner of SSP. SFM AH LLC (“SFM AH”) is the general partner of SFM Participation. Soros Fund Management LLC (“FM LLC”) is the managing member of SFM AH. Mr. Each of Mr. George Soros, Chairman of SFM LLC, Mr. Robert Soros, Chief Investment Officer and Co-Deputy Chairman of SFM LLC, and Mr. Jonathan Soros, President and Co-Deputy Chairman of SFM LLC, may be deemed to have beneficial ownership with respect to these shares.